Exhibit 10.2

Execution Copy

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

GRANDE INVESTMENT L.P.
A Delaware Limited Partnership

Dated as of September 14, 2009

TABLE OF CONTENTS

Article I Definitions		1

1.1	Definitions	1
1.2	Other Definitional Provisions	14

Article II Organization of the Partnership		14

2.1	Formation	14
2.2	Name	14
2.3	Principal Place of Business	14
2.4	Registered Office and Registered Agent	14
2.5	Term	15
2.6	Purposes and Powers	15

Article III Management of the Partnership		15

3.1	General Partners	15
3.2	[RESERVED]	16
3.3	Officers	16
3.4	Performance of Duties; Liability of Officers	17
3.5	Indemnification	18

Article IV Other Matters Pertaining to Partners		19

4.1	Limited Liability of Limited Partners	19
4.2	Registered Partners	19
4.3	Limitation of Liability	20
4.4	Withdrawal; Resignation	20
4.5	Death of a Partner	20
4.6	Authority	20
4.7	Outside Activities	20
4.8	Actions by Limited Partners	20

Article V Units; Partnership		21

5.1	Units Generally	21
5.2	Authorization and Issuance of Units	21
5.3	Unit Certificates	22
5.4	Issuance of Units	22
5.5	New Partners from the Issuance of Units	22
5.6	Treatment of Repurchased Class B Common Units	22

Article VI Capital Contributions and Capital Accounts		23

6.1	Capital Contributions	23
6.2	Capital Accounts	23
6.3	Negative Capital Accounts	25
6.4	No Withdrawal	25

-i-

6.5	Loans From Unitholders	25
6.6	Status of Capital Contributions.	25

Article VII Distributions		25

7.1	Generally	25
7.2	Order of Priority	25
7.3	No Right to Receive Certain Distributions	27
7.4	Tax Advances	27
7.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	28
7.6	Non-Cash Distributions	29
7.7	Redemption of Series A Preferred Units	29
7.8	USAC Liability	30
7.9	Appeal of USAC Audit	30
7.10	Unknown Adjustment Amount	31

Article VIII Allocations		31

8.1	Regular Allocations.	31
8.2	Regulatory and Special Allocations	32
8.3	Curative Allocations	33
8.4	Tax Allocations	33

Article IX Elections and Reports		34

9.1	Generally	34
9.2	Reports	34
9.3	Tax Elections	35
9.4	Tax Controversies	35
9.5	Combined Reporting for Texas Franchise Tax Purposes.	35

Article X Dissolution and Liquidation		37

10.1	Dissolution	37
10.2	Liquidation	37
10.3	Return of Distributions.	39

Article XI Transfer of Units		40

11.1	Restrictions	40
11.2	General Restrictions on Transfer	40
11.3	Procedures for Transfer	40
11.4	Legend	41
11.5	Limitations	42

Article XII Miscellaneous Provisions		42

12.1	Notices	42
12.2	Governing Law	43
12.3	Headings and Sections	43

-ii-

12.4	Amendment and Waiver	43
12.5	Binding Effect	44
12.6	Counterparts	44
12.7	Severability	44
12.8	Remedies	44
12.9	Waiver of Jury Trial	44
12.10	No Strict Construction	45
12.11	Entire Agreement	45
12.12	Parties in Interest	45
12.13	Inconsistent Provisions of the Partners Agreement	45
12.14	Submission to Jurisdiction	45
12.15	Time of the Essence; Computation of Time	45

EXHIBITS:

Exhibit A	Form of Joinder to Amended and Restated Limited Partner Agreement

SCHEDULES:

Schedule A	Officers Schedule as of the Date Hereof

Schedule B	Partners Schedule as of the Date Hereof

-iii-

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
GRANDE INVESTMENT L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) dated as of September 14, 2009 of Grande Investment, L.P., a Delaware limited partnership (the “Partnership”), by and among the Partnership and the Persons from time to time parties to this Agreement and listed as Partners on Schedule B attached hereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1.1 hereof.

WHEREAS, on the date hereof, the Partnership will issue (i) Series A Preferred Units pursuant to the terms of the Investors Securities Purchase Agreement, (ii) Class A Common Units pursuant to the terms of the Investors Securities Purchase Agreement and the Recapitalization Agreement, and (iii) Class B Common Units pursuant to the terms of various Incentive Unit Purchase Agreements;

WHEREAS, the Persons acquiring Units on the date hereof as described in clauses (i) through (iii) in the immediately preceding recital shall be admitted as Partners of the Partnership; and

WHEREAS, in order to effect the provisions of the Recapitalization Agreement, the Investor Securities Purchase Agreement, the Incentive Unit Purchase Agreements, the Contribution Agreement and all other Related Agreements, the parties hereto amend and restate in its entirety the Limited Partnership Agreement of Grande Investment, L.P. dated as of July 20, 2009, by and between Grande Manager and ABRY VI (the “Existing Agreement”) and have determined that it is necessary and desirable to amend and restate in its entirety the Existing Agreement to reflect the necessary amendments to the Existing Agreement and to add additional parties as Partners thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby amend and restate the Existing Agreement in its entirety as follows:

ARTICLE I
Definitions

1.1           Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“ABRY VI” means ABRY Partners VI, L.P., a Delaware limited partnership.

“Adjustment Amount” means an amount equal to (i) the aggregate amount which is or becomes payable in respect of any pre-Closing period by Grande Operating for any Liability as a result of the USAC Audit or the resolution thereof, including (a) all additional monetary Liabilities imposed under the Communications Act or the FCC’s rules, including amounts relating to USF contributions, telecommunications relay services, North American Numbering Plan Administration, Local Number Portability Administration and FCC Interstate Telecommunications Service Provider regulatory fees, that Grande Operating is required to pay as a result of conforming its FCC Form 499-A and Form 499-Q revenue reports, and any other revenue reports filed with the FCC utilizing information derived from the Forms 499-A or 499-Q to remediate any “final audit finding” resulting from the USAC Audit, irrespective of whether the remediation was for the period of the USAC Audit or some other period through the Closing Date in which Grande Operating had employed similar revenue reporting practices to those that were the subject of the USAC Audit, (b) any late fees, penalties, interest and forfeitures related thereto, (c) any Liability of the Partnership or any of its Subsidiaries in connection with Texas Public Utility Commission Substantive Rule Section 26.223 for the time period beginning August 1, 2007 and ending on the Closing Date, and (d) any reasonable documented out-of-pocket fees and expenses of legal counsel, accountants and consultants incurred in connection the USAC Audit and any related appeal (other than any such fees and expenses paid by Grande Holdings as provided in Section 7.9), reduced (but not below zero), minus (ii) the amount accrued as a Liability in respect of the USAC Audit and taken into account in determining the Closing Non-Cash Working Capital Amount minus (iii) the amount of such Liabilities, if any, reimbursed to Grande Operating by the applicable customers or any remaining amounts refunded to Grande Operating by a fund administrator or governmental entity.  A “final audit finding” is one that has been approved by the Universal Service Administrative Company Board of Directors, or its designee, and is no longer subject to further review by the FCC or a court.  Capitalized terms used in this definition and not otherwise described in this Agreement shall have the meanings set forth in the Recapitalization Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Fiscal Year or other period, the amount (if any) by which the balance in such Capital Account is less than zero.  For this purpose, such Person's Capital Account balance will be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute to the Partnership or is treated as being so obligated pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjusted Taxable Income” of a Unitholder for a Fiscal Year (or portion thereof) with respect to Units held by such Unitholder means the federal taxable income allocated by the Partnership to the Unitholder with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such Units were carried forward (taking into account the character of any such loss carryforward as capital or ordinary), and (ii) taking into account any special basis adjustment with respect to such Unitholder resulting from an election by the Partnership under Code Section 754.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the purpose of this definition, “control,” when used with reference to any specified Person, means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereof.

“Bankruptcy” means, with respect to a Partner, (i) that such Partner has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Partner an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidation of such Partner or of all or any substantial part of such Partner's properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Partner's consent or acquiescence of a trustee, receiver or liquidator of such Partner or of all or any substantial part of such Partner's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

1.             The initial Book Value of any Partnership asset contributed by a Unitholder to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

2.             The Book Value of each Partnership asset shall be adjusted to equal its gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Unitholder of more than a de minimis amount of Partnership assets (other than cash) as consideration for all or part of its Units unless the General Partners determine that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the Partnership; and  (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

3.             The Book Value of a Partnership asset distributed to any Unitholder shall be the Fair Market Value of such Partnership asset as of the date of distribution thereof;

4.             The Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section Sec. 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

5.           If the Book Value of a Partnership asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Partnership asset for purposes of computing Profits and Losses.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or the Commonwealth of Massachusetts.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 6.2 hereof.

“Capital Contribution” means any contribution to the capital of the Partnership in cash or property by a Partner, whenever made.

“Catch-Up Amount” at any time means the largest aggregate amount of Distributions (on a per-Unit basis) which has theretofore been paid in respect of any single Common Unit.

“Certificate” has the meaning set forth in Section 2.1 hereof.

“Class A Common Unit” means a Unit having the rights and obligations specified with respect to “Class A Common Units” in this Agreement.

“Class B Common Unit” means a Class B-1 Common Unit, a Class B-2 Common Unit, a Class B-3 Common Unit, or any other Unit of any Series of Class B Common Units established in any Class B Common Unit Designation.

“Class B Common Unit Designation” means a written designation of the rights and obligations specified for a Series of Class B Common Units (or for more than one Series of Class B Common Units), other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units, that is approved by the General Partners and executed (including by means of a joinder) by the initial holder or holders of Class B Common Units of such Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“Class B-1 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-1 Common Units” in this Agreement.

“Class B-2 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-2 Common Units” in this Agreement.

“Class B-3 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-3 Common Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Group” has the meaning set forth in Section 9.5(a).

“Combined Report Year” has the meaning set forth in Section 9.5(a).

“Common Capital Value” means, for any Class A Common Unit, the sum of the amount of cash paid or the Fair Market Value of other property contributed to the Partnership for such Class A Common Unit, provided that (subject to any such adjustment) the Common Capital Value for each Class A Common Unit issued to the Grande Holdings Investor pursuant to the Recapitalization Agreement will be $1.00, in each case, as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Common-Equivalent Units” has the meaning set forth in Section 7.2(e) hereof.

“Common Units” means, collectively, the Class A Common Units, the Class B Common Units and any New Units of any Class that are stated to be Common Units in the applicable New Unit Designation.

“Comptroller” has the meaning set forth in Section 9.5(d).

“Contribution Agreement” means the contribution, assignment and assumption agreement, dated as of the date hereof, by and between Grande Holdings and Grande Operating.

“Convertible Security” means any membership interest or other debt or equity security of the Partnership or any of its Subsidiaries that, directly or indirectly, is convertible into or exchangeable for any membership interest of the Partnership.

“Core Business” means the business of providing cable television, telephone, broadband internet and other related services for residential and commercial customers.

“Credit Agreement” means the Credit Agreement dated as of the date hereof by and among Grande Operating, Grande Parent LLC, the lenders listed therein, Société Générale, SG Americas Securities, LLC, Suntrust Robinson Humphrey, Inc., Cobank, ACB, Union Bank, N.A., and U.S. Bank National Association, as in effect from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the General Partners.

“Distribution” means each distribution made by the Partnership to a Partner, whether in cash, securities of the Partnership or other property and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following will be a Distribution: (a) any redemption or repurchase by the Partnership of any Unit from any employee or former employee of the Partnership or any Subsidiary of the Partnership which is approved by the General Partners, (b) any recapitalization or exchange of securities of the Partnership that does not violate terms of the Related Agreements, and (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units that does not violate terms of the Related Agreements.

“Equity Securities” of a Person means, as applicable, (i) any capital stock, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or Unit appreciation rights, phantom share or Unit rights or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of Units, recapitalization, merger, consolidation or other reorganization.

“Estimated Tax Amount” of a Unitholder for a Fiscal Year means the Unitholder's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the General Partners.  In making such estimate, the General Partners shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Partnership and similar state or local forms filed by the Partnership for the preceding taxable year and such other adjustments as in the reasonable business judgment of the General Partners are necessary or appropriate to reflect the estimated operations of the Partnership for the Fiscal Year.

“Excess Cash” shall have the meaning set forth in Section 7.8.

“Existing Agreement” shall have the meaning set forth in the recitals hereto.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's-length transaction, as determined by the General Partners in their good faith judgment.  The “Fair Market Value” of any Unit at any time is the aggregate amount that the holder of such Unit would receive by reason of such Unit if the assets of the Partnership were sold, as a going concern, for their Fair Market Value in cash and the proceeds of such sale (after repayment of all indebtedness of the Partnership and a deduction for expenses that would reasonably be expected to be incurred by a seller in such a sale) were distributed to the holders of Units in accordance with Section 7.2 (as determined by the General Partners in good faith).

“FCC” means the Federal Communications Commission.

“Financing Rate” has the meaning set forth in Section 7.8(e).

“Fiscal Year” means the Partnership's Taxable Year.

“GCL” means the General Corporate Law of the State of Delaware, as the same may be amended from time to time.

“General Partner” means Grande Manager or the Grande Holdings Investor, together “General Partners”.

“Grande Holdings” means Grande Communications Holdings, Inc., a Delaware corporation, and any successor-in-interest thereto, including Rio Holdings, Inc., a Nevada corporation and surviving corporation of a merger with Grande Communications Holdings, Inc. on or after the date hereof.

“Grande Holdings Director” has the meaning set forth in the Partners Agreement.

“Grande Holdings Investor” has the meaning set forth in the Recapitalization Agreement and shall initially be Rio GP, but shall include any other Person who then holds Units initially issued to Rio GP.

“Grande Manager” has the meaning set forth in the preamble hereof.

“Grande Operating” means Grande Communications Networks, LLC, a Delaware limited liability company.

“Incentive Unit Purchase Agreement” means each of the Incentive Unit Purchase Agreements by and between the Partnership and certain Persons to whom Class B Common Units may be issued from time to time either on the date hereof or in the future, as in effect from time to time.

“Indemnified Person” has the meaning set forth in Section 3.5(b) hereof.

“Indemnifying Unitholder” has the meaning set forth in Section 7.5 hereof.

“Investors Securities Purchase Agreement” means the Investors Securities Purchase Agreement, dated as of the date hereof, by and among the Partnership, ABRY VI and the other Persons acquiring Series A Preferred Units and Class A Common Units thereunder, as in effect from time to time.

“Liability” has the meaning set forth in Section 10.3(b).

“Limited Partner” means any Person now or hereafter admitted as a limited partner in accordance with the terms of this Agreement.  The Limited Partners as of the date hereof are listed on Schedule B attached hereto.

“Liquidator” has the meaning set forth in Section 10.2(a) hereof.

“Losses” has the meaning set forth in Section 6.2(b) hereof.

“Net Loss” means the excess, if any, of the Partnership's items of Loss over the Partnership's items of Profit for the Fiscal Year or for any other accounting period for which a calculation of Net Loss is necessary.

“Net Profit” means the excess, if any, of the Partnership's items of Profit over the Partnership's items of Loss for the Fiscal Year or for any other accounting period for which a calculation of Net Profit is necessary.

“New Unit Designation” means a written designation of the rights and obligations specified for a Class of Units or a Series of any Class of Units (or for more than one Class or Series of any Class of such Units), other than Class A Common Units or Class B Common Units, that is approved by the General Partners and executed (including by means of a joinder) by the initial holder or holders of Units of such Class or Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“New Units” means any Partnership Interests authorized in any New Unit Designation.

“Non-Core Assets” means all of the assets of the Partnership, whether held directly or in one or more Subsidiaries of the Partnership (including any Subsidiaries formed after the date hereof), used exclusively in the broadband transport and network wholesale services businesses of the Partnership (and, for the avoidance of doubt, not used in the Core Business).

“Non-Core Assets Excess Cash Flow” means, at any time, the excess of (a) (i) EBITDA (as defined within the Credit Agreement) of the Non-Core Companies, taken together, during the period beginning on the Separation Date and ending on the last day of the most-recently ended calendar quarter minus (ii) the sum, without duplication, of (A) voluntary and scheduled repayments or prepayments of any indebtedness of any Non-Core Companies (including payments under capitalized leases) during such period, (B) capital expenditures made by the Non-Core Companies during such period, (C) interest expense of the Non-Core Companies during such period, (D) taxes incurred by the Non-Core Companies during such period, (E) Distributions made or to be made pursuant to Section 7.4, to the extent arising as a result of taxable income generated by the Non-Core Companies during such period, (F) expenses of the Non-Core Companies during such period to the extent not  deducted (or to the extent added to net income) in determining the amount of EBITDA described in clause (a)(i) above, to the extent paid or payable in cash, and (G) $250,000, over (b) the aggregate amount of distributions of the type described in clause (i) of Section 7.7(a) made prior to such time.

"Non-Core Company" means a Subsidiary of the Company that owns any of the Non-Core Assets and that is neither Grande Operating nor a Subsidiary of Grande Operating, but only for so long as such entity is a Subsidiary of the Company.

“Non-Distribution Amount” means (i) $1.00, for each Class B-1 Common Unit, (ii) $2.00, for each Class B-2 Common Unit, (iii) $3.00, for each Class B-3 Common Unit or (iv) the “Non-Distribution Amount” specified in the related Class B Common Designation for each Class B Common Unit of any other Series, in the case of clause (i) through (iv), as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Officer(s)” has the meaning set forth in Section 3.3 hereof.

“Option” means any option, warrant or other right directly or indirectly exercisable for (a) any membership interest, or (b) any Convertible Security, in each case, as may be issued by the Partnership from time to time.

“Partners” means collectively, the General Partners and the Limited Partners (as listed on Schedule B attached hereto), and any additional or successor partners of the Partnership admitted to the Partnership pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Partners Agreement” means the Partners Agreement, dated as of the date hereof, by and among the Partnership and the Partners named therein, as in effect from time to time.

“Partners Schedule” has the meaning set forth in Section 5.1 hereof.

“Partnership” has the meaning set forth in the preamble hereof.

“Partnership Interest” means the interest acquired by a Partner in the Partnership, including such Partner's right (based on the type and class and/or series of Unit or Units held by such Partner), as applicable, (a) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Partnership, (b) to a distributive share of the assets of the Partnership, (c) to vote on, consent to or otherwise participate in any decision of the Partners, and (d) to any and all other benefits to which such Partner may be entitled as provided in this Agreement or RULPA.

“Partnership Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Paying Member” has the meaning set forth in Section 9.5(b).

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Profits” has the meaning set forth in Section 6.2(b) hereof.

“Public Sale” means a sale of Equity Securities to the public (i) pursuant to an offering registered under the Securities Act or (ii) after the consummation of the initial public offering of Equity Securities, through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act  or any similar rule then in force.

“Quarterly Estimated Tax Amount” of a Unitholder for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A) ¼ in the case of the first calendar quarter of the Fiscal Year, ½ in the case of the second calendar quarter of the Fiscal Year, ¾ in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (B) the Unitholder's Estimated Tax Amount for such Fiscal Year over (ii) the aggregate amount of all Distributions theretofore made in respect of the Units held by such Unitholder; provided that, for purposes of determining the Quarterly Estimated Tax Amount for the Grande Holdings Investor for any period, the Estimated Tax Amount for the Grande Holdings Investor will be determined without including, as Adjusted Taxable Income with respect to its Units, any built-in gain (determined as of the date of this Agreement) specially allocated, under requirements of Section 704(c) of the Code, to such Unitholder in respect of asset sales or any gain recognized on or prior to the date of this Agreement (other than for alternative minimum tax purposes) on the transfer of property by the Grande Holdings Investor to the Partnership in exchange for Units.  For the avoidance of doubt, the Adjusted Taxable Income of the Grande Holdings Investor will be determined by including any gain allocated to such Person that is in excess of the built-in gain, if any, referred to in the immediately preceding sentence.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of August 27, 2009, by and among ABRY Partners, LLC, a Delaware limited liability company, Grande Parent LLC, a Delaware limited liability company, ABRY VI, Grande Holdings, the Partnership, and Grande Operating.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Partnership and the Partners named therein, as in effect from time to time.

“Regulatory Allocations” has the meaning set forth in Section 8.2(d) hereof.

“Reimbursement Yield” has the meaning set forth in Section 7.8(d).

“Related Agreements” means, collectively, the Investors Securities Purchase Agreement, the Incentive Unit Purchase Agreements, the Registration Rights Agreement, the Partners Agreement and the Contribution Agreement.

“Restricted Securities” means (a) all Units issued by the Partnership and (b) any securities issued with respect to, or in exchange for, the Units referred to in clause (a) above in connection with a conversion, combination of units or shares, recapitalization, merger, consolidation or other reorganization, including in connection with the consummation of any reorganization plan.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been Transferred pursuant to a Public Sale.

“Rio GP” means Rio GP, LLC, a Nevada limited liability company and wholly-owned subsidiary of Grande Holdings.

“RULPA” means the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

“Sale of the Partnership” means a sale of substantially all of the Partnership's consolidated assets or a sale of the Partnership Interests (including by means of a merger).

“Securities Act” means the Securities Act of 1933, as amended.

"Separation Date" means the date on which the Non-Core Assets are transferred to one or more Non-Core Companies.

“Separate Return Tax” has the meaning set forth in Section 9.5(b).

A “Series” of Class B Common Units means the Class B-1 Common Units, the Class B-2 Common Units, the Class B-3 Common Units or any other Class B Common Units that have the rights and preferences specified for a particular Series of Class B Common Units in a Class B Common Unit Designation. A “Series” of any of Class of New Units will be each Series, if any, described in the applicable New Units Designation.

“Series A Preferred Capital Value” means, for any Series A Preferred Unit, $1.00, as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Series A Preferred Unit” means a Unit having the rights and obligations specified with respect to “Series A Preferred Units” in this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company with voting securities, a majority of the total voting power of shares of stock (or units) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company without voting securities, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

“Tax Advance” means any distribution pursuant to Section 7.4(a) hereof.

“Tax Amount” of a Unitholder for a Fiscal Year means the product of (A) the Unitholder's Tax Rate for such Fiscal Year and (B) the Adjusted Taxable Income of the Unitholder for such Fiscal Year with respect to its Units.  Notwithstanding anything to the contrary herein, if the Grande Holdings Investor or any other Unitholder is subject to alternative minimum tax or state tax liability for any Fiscal Year as a result of allocations of income from the Partnership, the Tax Amount for such Fiscal Year shall not be less than the sum of such Person’s alternative minimum tax liability and state tax liability for such year resulting from such allocations.  The immediately preceding sentence applies irrespective of whether such tax liability is incurred during or after such Fiscal Year.

“Tax Matters Partner” has the meaning set forth in Code Section 6231 and Section 9.5 hereof.

“Tax Rate” of a Unitholder for any period means the highest marginal tax rates for an individual resident in New York City applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, taking into account the deductibility of state and local income taxes as applicable at the time for United States federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code.

“Taxable Year” means the Partnership's taxable year ending on or about December 31 (or part thereof in the case of the Partnership's first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the General Partners (if no year is so required by Section 706 of the Code).

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Partnership Interests of all of the Unitholders and shall include all types and classes and/or series of Units; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth in this Agreement, and the Partnership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unitholder” means any holder of Units whether or not such holder has been admitted as a Partner in accordance with the terms of this Agreement, but only with respect to, and to the extent such holder holds, Units.

“Unitholder Minimum Gain” with respect to each Unitholder Nonrecourse Debt, means the amount of Partnership Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Unitholder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Unitholder Nonrecourse Debt” means “Unitholder Nonrecourse Debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Partnership” for the term “partnership” and the term “Unitholder” for the term “partner” as the context requires.

“Unitholder Nonrecourse Deduction” means “Unitholder Nonrecourse Deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Unitholder” for the term “partner” as the context requires.

“Unpaid Yield” on (i) any Class A Common Unit means, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Class A Common Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Partnership on such Class A Common Unit pursuant to Section 7.2(d) and (ii) on any Series A Preferred Unit, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Series A Preferred Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Partnership on such Series A Preferred Unit pursuant to Section 7.2(b).

“Unreimbursed Amount” has the meaning set forth in Section 7.8(c).

“Unreturned Capital Value” means, for (i) any Class A Common Unit, the amount of the Common Capital Value for such Class A Common Unit, reduced by all Distributions made by the Partnership on such Class A Common Unit pursuant to Section 7.2(c) and (ii) any Series A Preferred Unit, the amount of the Series A Preferred Capital Value for such Series A Preferred Unit, reduced by all Distributions made by the Partnership on such Series A Preferred Unit pursuant to Section 7.2(a) hereof.

“Unvested Class B Common Unit” means any Class B Common Unit that is not a Vested Class B Common Unit.

“USAC Audit” means that certain audit by the Universal Service Administrative Company, Internal Auditing Division, which administers the Universal Service Fund (“USF”) on behalf of the FCC (as defined in the Recapitalization Agreement), relating to contributions to the USF program by Grande Operating and its predecessors-in-interest (as described in Section 4.12(c) of the Grande Disclosure Schedule attached to the Recapitalization Agreement) and related revenue reports.

“Vested Class B Common Unit” means any Class B Common Unit that has vested pursuant to the terms and conditions of the Incentive Unit Purchase Agreement or other document pursuant to which such Class B Common Units were acquired by the initial holder thereof or any other document governing the vesting of such Class B Common Units.

“Voting Percentage” shall have the meaning set forth in Section 3.1(b).

“Yield” on (i) any Class A Common Unit means the amount accruing on a daily basis in respect of such Unit (commencing with respect to such Unit on the date the Partnership receives cash or other consideration in an amount equal to the purchase price of such Unit) at a rate of 15% per annum on (A) the Unreturned Capital Value for such Unit plus (B) the Unpaid Yield on such Unit for all prior quarterly periods (or portions thereof) ending on any March 31, June 30, September 30 or December 31, and (ii) on any Series A Preferred Unit, means the amount accruing on a daily basis in respect of such Series A Preferred Unit (commencing with respect to such Series A Preferred Unit on the date the Partnership receives cash in an amount equal to the purchase price of such Series A Preferred Unit) (A) for the period beginning on the date hereof and ending on the date that is 18 months from the date hereof, at a rate of 9.0% per annum on (x) the Unreturned Capital Value for such Series A Preferred Unit plus (y) the Unpaid Yield on such Series A Preferred Unit for all prior quarterly periods ending on any March 31, June 30, September 30 or December 31 and (B) for the period beginning on the date that is the first day following the date that is 18 months from the date hereof, at a rate of 15.0% per annum on (x) the Unreturned Capital Value for such Series A Preferred Unit plus (y) the Unpaid Yield on such Series A preferred Unit for all prior quarterly periods ending on any March 31, June 30, September 30 or December 31.  In calculating the amount of any Distribution to be made pursuant to Section 7.2 during any calendar year, the portion of the Yield on any Class A Common Unit, or Series A Preferred Unit for such portion of the quarterly period elapsing before such Distribution is made will be taken into account and paid first.

1.2Other Definitional Provisions.  Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement.  Defined terms used in this Agreement in the singular shall include the plural and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”  Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine.

ARTICLE II
Organization of the Partnership

2.1           Formation

(a)   The Partnership was formed upon the filing of the certificate of formation of the Partnership (as amended, supplemented or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on July 20, 2009, pursuant to RULPA.  This Agreement shall constitute the “limited partnership agreement” (as that term is used in RULPA) of the Partnership.  The rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to RULPA and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Unitholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by RULPA, control.

(b)   Any officer of the Partnership, is hereby authorized, at any time that the General Partners have approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with RULPA.

(c)   The Partnership shall, to the extent permissible, elect to be treated as a partnership for federal, foreign, state and local income tax purposes, and each Unitholder and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no Unitholder shall take any action inconsistent with such treatment.

2.2           Name.  The name of the Partnership is “Grande Investment L.P.” or such other name or names as the General Partners may from time to time designate; provided that the name shall always contain the words “Limited Partnership” or the abbreviation “LP” or “L.P.”

2.3           Principal Place of Business.  The principal place of business of the Partnership shall be at such place as the General Partners may determine from time to time.  The Partnership may locate its place or places of business (including its principal place of business) and registered office at any other place or places as the General Partners may from time to time deem necessary or advisable.

2.4           Registered Office and Registered Agent.  The Partnership's registered office shall be at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware  19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.5           Term.  The term of existence of the Partnership shall be perpetual from the date the Certificate was filed with the Secretary of State of Delaware, unless the Partnership is dissolved in accordance with the provisions of this Agreement and RULPA.

2.6           Purposes and Powers.  The purposes and character of the business of the Partnership shall be to transact any or all lawful business for which limited partnerships may be organized under RULPA.  The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under RULPA.  The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

ARTICLE III
Management of the Partnership

3.1           General Partners

(a)           General Partners.  All rights and powers to manage and control the business and affairs of the Partnership shall be vested exclusively in the General Partners, which shall have full authority to exercise in their discretion, on behalf of and in the name of the Partnership, all rights and powers of the general partners of a limited partnership formed under RULPA.  The General Partners shall have the power to delegate all or any part of their rights and powers to manage and control the business and affairs of the Partnership to such officers, employees, Affiliates, agents and representatives of the General Partners or the Partnership as the General Partners may from time to time deem appropriate.

(b)           Powers.  The power to direct the management, operation and policies of the Partnership shall be vested exclusively in the General Partners, which shall have the power and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings the General Partners in their sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement.  In order for the General Partners to take any action (including pursuant to the Partners Agreement or the Registration Rights Agreement), the General Partner(s) holding a majority of the Voting Percentage must approve or take such action, and no formal vote, and no action or approval by any other General Partner, is required.  For the avoidance of doubt, no action purported to be taken or approved solely by a General Partner having less than a majority of the Voting Percentage shall be effective or valid, and no such General Partner shall have the right or authority to take (or shall hold itself out as having the right or authority to take) any such action as a general partner of the Partnership or otherwise on the Partnership’s behalf.  Grande Manager’s “Voting Percentage” will be 75.3% and Grande Holdings Investor’s “Voting Percentage” will be 24.7%.

3.2           [RESERVED]

3.3           Officers

(a)           Appointment of Officers.  The General Partners may appoint individuals as officers (“Officers”) of the Partnership, which may include (i) a chief executive officer, (ii) a president, (iii) a chief financial officer, (iv) a secretary, and (v) such other Officers (such as a treasurer or any number of vice presidents) as the General Partners deem advisable.  No Officer need be a Partner.  An individual can be appointed to more than one office.  Each Officer of the Partnership shall be a “manager” of the Partnership, but, notwithstanding the foregoing, no Officer of the Partnership shall have any rights or powers beyond the rights and powers granted to such Officer in this Agreement or by the General Partners.  The Officers of the Partnership as of the date hereof are listed on the attached Schedule A.

(b)           Duties of Officers Generally.  Under the direction of and, at all times, subject to the authority of the General Partners, the Officers shall manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, make decisions affecting the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business and take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the General Partners shall have previously restricted (specifically or generally) such powers.  In addition, the Officers shall have such other powers and duties as may be prescribed by the General Partners or this Agreement.  The chief executive officer and the president shall have the power and authority to delegate to any agents or employees of the Partnership rights and powers of Officers of the Partnership to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, as the chief executive officer or the president may deem appropriate from time to time, in each case, unless the General Partners shall have previously restricted (specifically or generally) such powers.  Officers of the Partnership shall have the duties of officers applicable to officers of corporations organized under GCL.

(c)           Authority of Officers.  Subject to Section 3.3(b) above, with respect to all matters within the ordinary course of business of the Partnership, any Officer of the Partnership shall have the right, power and authority to transact business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.  With respect to such matters, third parties dealing with the Partnership may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Partnership.

(d)           Removal, Resignation and Filling of Vacancy of Officers.  Subject to the terms of any applicable employment agreement to which the Partnership or its Subsidiary is a party, the General Partners may remove any Officer, for any reason or for no reason, at any time.  Any Officer may resign at any time by giving written notice to the Partnership, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)           Compensation of Officers.  The Officers shall be entitled to receive compensation from the Partnership as determined by the General Partners, provided, however, that Officer who is also employed by ABB will not receive additional compensation from the Partnership so long as the ABB Advisory Agreement is in effect.

(f)           Chief Executive Officer.  Under the direction of and, at all times, subject to the authority of the General Partners and this Agreement, the chief executive officer shall have general supervision over the day-to-day business, operations and affairs of the Partnership and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under GCL.  The chief executive officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners.

(g)           President.  Under the direction of and, at all times, subject to the authority of the General Partners and this Agreement, the president shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under GCL.  In the absence of the chief executive officer, the president shall perform the duties of the chief executive officer.  The president shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners.

(h)           Chief Financial Officer.  The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under GCL.  The chief financial officer shall have the custody of the funds and securities of the Partnership, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership.  The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners, the chief executive officer and/or the President.

(i)           Secretary.  The secretary shall (i) keep the minutes of the meetings of the Partners and the General Partners in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Partner which shall be furnished to the Secretary by such Partners; (v) have general charge of the Partners Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under GCL.  The secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners, the chief executive officer and/or the president.

3.4           Performance of Duties; Liability of Officers.  In performing his or her duties, each of the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Partnership or its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Partnership or its Subsidiaries; or (c) any other Person who has been selected with reasonable care by or on behalf of the Partnership or its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person's professional or expert competence.  No individual who is an Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Partnership, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being an Officer.

3.5           Indemnification

(a)           Exculpation.  The General Partners and their Affiliates, and the direct or indirect members, managers, partners, shareholders, officers, directors, employees, agents and legal representatives of the General Partners and any such Affiliates, and the Officers of the Partnership (in each case, an “Indemnified Person”), shall not be liable to any Partner or the Partnership for any act or failure to act on behalf of the Partnership or any Subsidiary of the Partnership, except to the extent provided otherwise in a management services agreement or otherwise or to the extent such act or failure to act constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement.  The General Partners may exercise any of the powers granted to them hereunder and perform any of the duties imposed upon them hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent selected with reasonable care.  The General Partners may rely, and shall be protected in acting or refraining from acting, and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, upon any consent, approval or any other action taken by the Limited Partners, and upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 17-407 of RULPA.  The General Partners may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other professional consultants and advisers selected by it with reasonable care, and shall be fully protected and justified and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, in any action or inaction which is taken or omitted to be taken in reasonable reliance upon the advice or opinion of such Persons as to matters within such Persons’ professional or expert competence.  The General Partners shall not be liable to the Partnership or the Partners for the failure to perform any obligation that the General Partner cannot perform because the Partnership has insufficient funds to pay the cost and expense relative to such obligation.

(b)           Indemnification.  The Partnership, to the fullest extent permitted by law, shall indemnify and hold harmless each Indemnified Person from and against any loss, liability, expense, judgment, settlement cost, fees and related expenses (including reasonable attorneys’ fees and expenses), costs or damages arising out of or in connection with any act taken or omitted to be taken in respect of the affairs of the Partnership or any subsidiary of the Partnership, unless such act or omission constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement.  The termination of any action, suit or proceeding by settlement shall not, of itself, create a presumption that an Indemnified Person did not act in good faith or in a manner that was reasonably believed to be in, or not opposed to, the best interests of the Partnership or was guilty of gross negligence, willful misconduct, bad faith or a knowing violation of law.  The Partnership, in the discretion of the General Partners, may advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder; provided, however, that (i) the General Partners hereby agree, and each other Indemnified Person shall agree as a condition to receiving any such advance, that in the event an Indemnified Person receives any advance, the Indemnified Person shall be required to reimburse the Partnership for the advance to the extent that it is judicially determined, in a final, non-appealable judgment or binding arbitration, that the Indemnified Person was not entitled to indemnification under this Section 3.5 and (ii) neither the General Partners nor any other Indemnified Person shall be entitled to any advance of costs and expenses in any action (either direct or derivative) brought against such Indemnified Person by Limited Partners, except to the extent that a court of competent jurisdiction issues a ruling (whether preliminary or final) substantially to the effect that the claim is one as to which it is likely that such Indemnified Person is entitled to the benefits of the exculpatory provisions set forth in Section 3.5(a).  Notwithstanding anything to the contrary contained in this Section 3.5(b), neither the General Partners nor any other Indemnified Person shall be entitled to indemnification for, or be indemnified by the Partnership against, any claim in any action (either direct or derivative) brought against such Indemnified Person by any Limited Partner if it is established, by a final non-appealable judgment, that such claim was one as to which such Indemnified Person is not entitled to the benefits of the exculpatory provisions set forth in Section 3.5(a).

ARTICLE IV
Other Matters Pertaining to Partners

4.1           Limited Liability of Limited Partners.  Except as provided by RULPA or other applicable law and subject to the obligations to pay taxes to the extent provided in Section 9.4, no Limited Partner (including any Limited Partner that is an Affiliate of any General Partner) shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership of for any losses of the Partnership, except to the extent required by this Agreement.

4.2           Registered Partners.  The Partnership shall be entitled to treat the owner of record of any Unit as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or RULPA.  Notwithstanding the foregoing, the Secretary of the Partnership shall amend the Partners Schedule to reflect a transferee of any Unit as the new owner of record of such Unit as promptly as practicable following the Partnership’s receipt from such transferee of a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto, as contemplated by Section 11.3(a) hereof.

4.3           Limitation of Liability.  Except as otherwise provided in RULPA or in this Agreement, no Partner will be obligated personally for any debt, obligation or liability of the Partnership or of any other Partner by reason of being a Partner, whether arising in contract, tort or otherwise.  No Partner will have any responsibility to restore any negative balance in his or its Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or return distributions made by the Partnership except as required by RULPA or other applicable law.

4.4           Withdrawal; Resignation.  A Partner shall not cease to be a Partner as a result of the Bankruptcy of such Partner or as result of any other events specified in Sec. 17-402 of RULPA.  So long as a Partner continues to own or hold any Units, such Partner shall not have the ability to resign as a Partner prior to the dissolution and winding up of the Partnership and any such resignation or attempted resignation by a Partner prior to the dissolution or winding up of the Partnership shall be null and void.  When any Person who is a Partner ceases to own or hold any Units, such Person shall no longer be a Partner.

4.5           Death of a Partner.  The death of any Partner shall not cause the dissolution of the Partnership.  In such event the Partnership and its business shall be continued by the remaining Partner or Partners.

4.6           Authority.  No Partner, in its capacity as a Partner, shall have the power to act for or on behalf of, or to bind the Partnership.

4.7           Outside Activities.  Subject to the terms of any written agreement by any Partner to the contrary, a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities which compete with the Partnership, and no Partner in his capacity as a Partner shall have any duty or obligation to bring any “corporate opportunity” to the Partnership.  Subject to the terms of any written agreement by any Partner to the contrary, neither the Partnership nor any other Partner in his capacity as a Partner shall have any rights by virtue of this Agreement in any business interests or activities of any other Partner.

4.8           Actions by Limited Partners.  Notwithstanding anything in this Agreement to the contrary, no Limited Partner (other than an employee of the Partnership or any of its Subsidiaries, in his or her capacity as such) will have the right to be materially involved, directly or indirectly, in the management or operation of the media enterprise activities of the Partnership or its Subsidiaries.  Without limiting the foregoing, no such Limited Partner will act as an employee of the Partnership or any of its Subsidiaries if his or her functions, directly or indirectly, relate to the media enterprises of the Partnership or its Subsidiaries, and no such holder will:  (a) serve, in any material capacity, as an independent contractor or agent with the respect to the media enterprises of the Partnership or any of its Subsidiaries; (b) communicate with the Partnership or its Subsidiaries of any of them on matters pertaining to the day-to-day operations of the business of the Partnership and its Subsidiaries; (c) perform services to the Partnership or any of its Subsidiaries relating to their media activities, with the exception of making loans, or acting as a surety for, their businesses; or (d) become actively involved in the management and operation of the media businesses of the Partnership or any of its Subsidiaries.

ARTICLE V
Units; Partnership

5.1           Units Generally.  The Partnership Interests of the Partners shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, including voting rights, if any, set forth in this Agreement.  The secretary of the Partnership shall maintain a schedule of all Partners from time to time, the Units held by them and the Capital Contributions made by them with respect thereto (as the same may be amended, modified or supplemented from time to time, the “Partners Schedule”), a copy of which as of the date hereof is attached hereto as Schedule B.  Ownership of a Unit (or fraction thereof) shall not entitle a Unitholder to call for a partition or division of any property of the Partnership or for any accounting.  The Partnership will not effect a split, reverse split or other combination or subdivision of the Common Units of any class or series unless the terms of all other classes and series (including related Common Capital Values and Non-Distribution Amounts) of Common Units are equitably adjusted.

5.2           Authorization and Issuance of Units

(a)   Series A Preferred Units.  The Partnership hereby authorizes the issuance of an unlimited number of Series A Preferred Units, 19,192,615.68 of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).

(b)  Class A Common Units.  The Partnership hereby authorizes the issuance of an unlimited number of Class A Common Units, which it may issue in one or more Series, 122,578,846.97 of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).

(c)   Class B Common Units.  The Partnership hereby authorizes the issuance of an unlimited number of Class B Common Units for incentive purposes, which it may issue to officers, directors, managers, employees or consultants of the Partnership, its Subsidiaries or Grande Manager, or, for so long as the ABB Advisory Agreement (as defined in the Partners Agreement) is in effect, of ABB, in one or more Series, zero (0) of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).  The initial three Series of Class B Common Units are (i) Class B-1 Common Units, zero (0) of which are outstanding on the date hereof, (ii) Class B-2 Common Units, zero (0) of which are outstanding on the date hereof, and (iii) Class B-3 Common Units, zero (0) of which are outstanding on the date hereof, in each case, as set forth on the Partners Schedule (as in effect on the date hereof); provided, during the period of 18 months after the date of this Agreement, the Partnership may not issue (A) any incentive-based Equity Securities other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units or (B) any Class B-1 Common Units, Class B-2 Common Units, or Class B-3 Common Units if, after giving effect to such issuance the Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units of such series would represent greater than 5% of the then-outstanding Common Units, except in each case in compliance with Section 7.24(b) of the Recapitalization Agreement.

(d)   Other Units.  In addition to the Series A Preferred Units, the Class A Common Units, and the initial Series of Class B Common Units, the Partnership hereby authorizes the issuance of other Units, subject to compliance with Section 6 of the Partners Agreement.  With respect to such Units, the General Partners are authorized to provide for the issuance of such Units in any class or series by adopting a Class B Common Unit Designation or a New Unit Designation or by amending this Agreement to reflect such issuance and to establish the number of Units to be included in each such series (which may be unlimited), and to fix the relative rights, obligations, preferences and limitations of the Units of each such series.

(e)   Additional Units.  The General Partners are authorized to increase or decrease the number of Units of any series or subseries of Units, prior or subsequent to the issue of that series or subseries, but not below the number of Units of such series or subseries then outstanding.

5.3           Unit Certificates.  Unless the General Partners otherwise direct, Units will not be represented by certificates.

5.4           Issuance of Units.  Subject to the limitations contained in Section 11.5 hereof and Section 6 of the Partners Agreement, the Partnership (with the approval of the General Partners) shall have the right to issue any authorized but unissued Units; provided that the Partnership shall not issue any Units to any Person unless such Person has executed and delivered to the secretary of the Partnership the documents described in Section 5.5 hereof.  Upon the issuance of Units, the Partnership shall adjust the Capital Accounts of the Unitholders as necessary in accordance with Section 6.2.  No portion of the Capital Account of a Partner shall be reallocated to a Person acquiring Units.

5.5           New Partners from the Issuance of Units.  In order for a Person to be admitted as a Partner of the Partnership by reason of the issuance of Units to such Person by the Partnership, such Person shall have executed and delivered to the secretary of the Partnership a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Partners Schedule by the secretary of the Partnership and the satisfaction of any other applicable conditions, including the receipt by the Partnership of payment for the issuance of the applicable Units, such Person shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership.

5.6           Treatment of Repurchased Class B Common Units.  Any Class B Common Unit that is repurchased by the Partnership or forfeited or cancelled pursuant to any Incentive Unit Purchase Agreement or otherwise shall no longer be deemed to be outstanding for any purpose under this Agreement.

ARTICLE VI
Capital Contributions and Capital Accounts

6.1           Capital Contributions

(a)   Each Person who is a Partner as of the date hereof has made, or is deemed to have made, the Capital Contributions giving rise to such Partner's Capital Account as of the date hereof and is deemed to own the number, type and class, series or subseries of Units, in each case, in the amounts set forth opposite such Partner's name on the Partners Schedule as in effect on the date hereof.  Such contribution by the Grande Holdings Investor will have been made by mean of a contribution of assets having a net value equal to the value of its interest as noted on the Partners Schedule, and such contributions by the other of such Partners will have been made in cash.

(b)   No Partner shall make or be required to make any additional contributions to the Partnership with respect to such Partner's Units.  Except as expressly provided herein, no Partner, in its capacity as a Partner, shall have the right to receive any cash or any other property of the Partnership.

(c)   Prior to the date hereof, Grande Operating was converted from a corporation to a limited liability company.  For federal income tax purposes, Grande Holdings will report such conversion in a manner resulting in a recognition event with respect to the assets of Grande Operating.

6.2           Capital Accounts

(a)   Maintenance Rules.  The Partnership shall maintain for each Unitholder a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a).  Each Capital Account shall be maintained in accordance with the following provisions:

(i)           Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Unitholder to the Partnership pursuant to this Agreement, such Unitholder's allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3 below, and the amount of any liabilities of the Partnership assumed by such Unitholder or which are secured by any property distributed to such Unitholder.

(ii)           Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Unitholder pursuant to this Agreement, such Unitholder's allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3 below, and the amount of any liabilities of such Unitholder assumed by the Partnership or which are secured by any property contributed by such Unitholder to the Partnership.

(iii)           If all or any portion of a Unit or an Option is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or, in each case, portion thereof).

(iv)           If the Book Value of the Partnership assets is adjusted pursuant to clause (b) of the definition of “Book Value,” the Capital Accounts of the Unitholders shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the General Partners determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the General Partners may authorize such modifications.

(b)           Definition of Profits and Losses.  “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Partnership's taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any Partnership property is adjusted pursuant to the definition of “Book Value” or Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Partnership).

(iii)           Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)           Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)           To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)           All items of income, gain, loss or deduction which are specially allocated pursuant to Section 8.2 or Section 8.3 shall not be taken into account in computing such taxable income or loss.

6.3           Negative Capital Accounts.  If any Unitholder has a deficit balance in its Capital Account, such Unitholder shall have no obligation to restore such negative balance or to make any Capital Contributions to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Unitholder.

6.4           No Withdrawal.  No Unitholder will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

6.5           Loans From Unitholders.  Loans by Unitholders to the Partnership shall not be considered Capital Contributions.

6.6           Status of Capital Contributions.

(a)   No Unitholder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b)   Except as otherwise provided by applicable law or in Section 10.3, no Unitholder shall be required to lend any funds to the Partnership or to make any additional Capital Contributions to the Partnership.  No Unitholder shall have any personal liability for the repayment of any Capital Contribution of any other Unitholder.

ARTICLE VII
Distributions

7.1           Generally. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to Unitholders if such Distribution would violate RULPA or other applicable law.

7.2           Order of Priority.  Subject to Sections 7.4, 7.7, 7.8 and 10.2(b) below, available cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the General Partners determine in their discretion, subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Partnership, in the following order and priority (subject to Section 7.3 below and to any Class B Common Unit Designation or New Unit Designation then in effect); provided that, prior to making Distributions as provided below, the Company will make all Distributions that then may be made pursuant to Section 7.4:

(a) First, to the holders of Series A Preferred Units, collectively, until the entire amount of the Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.  Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(a) will be distributed among such holders in proportion to and to the extent of the Unreturned Capital Value in respect of the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(b) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(b) Second, to the holders of Series A Preferred Units, collectively, until the entire amount of Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.  Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(b) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(c) through Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(c) Third, to the holders of Class A Common Units, collectively, until the entire amount of the Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.  No Distribution or any portion thereof may be made pursuant to Section 7.2(d) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(d)  Fourth, to the holders of Class A Common Units, collectively, until the entire amount of Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.  Amounts to be distributed to the holders of Class A Common Units pursuant to the first sentence of this Section 7.2(d) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Class A Common Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(e) or Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(e) Fifth, subject to Section 7.3 below, to the holders of Class A Common Units and Class B Common Units (the “Common-Equivalent Units”) upon which less than the Catch-Up Amount has been paid, until an aggregate amount equal to the Catch-Up Amount has been paid with respect to each Common-Equivalent Unit (on a per-Unit basis).  Distributions pursuant to this Section 7.2(e) will be first be made only to holders of those Common-Equivalent Units upon which the least amount of Distributions have theretofore been paid (on a per-Unit basis), until Distributions have been paid in respect of such Common Equivalent Units in an amount per Unit equal to the amount of Distributions per Unit paid on the Common-Equivalent Units which have theretofore been paid the second-least amount on a per-Unit basis.  Distributions pursuant to this Section 7.2(e) will then be made only to the holders of such former Common-Equivalent Units and such latter Common-Equivalent Units until Distributions have been paid in respect of all such Common-Equivalent Units in an amount per Unit equal to the amount of Distributions per Unit theretofore paid on the Common-Equivalent Units which have theretofore been paid the third-least amount on a per-Unit basis, and so on until the same amount has been paid in respect of all Common-Equivalent Units on a per-Unit basis.  Amounts to be distributed to holders of any particular Common-Equivalent Units as described in the second or third sentence of this Section 7.2(e) will be distributed pro rata among the holders of such Units on the basis of the respective quantities of such Units held by them.  No Distribution or any portion thereof may be made pursuant to Section 7.2(f) until the aggregate amount of all Distributions made in respect of each Common-Equivalent Units.

(f) Sixth, subject to Section 7.3 below, to the holders of Common Units pro rata among such holders on the basis of the number of Common Units owned by each of them.

7.3           No Right to Receive Certain Distributions.  Notwithstanding Section 7.2 above:

(a)  If at the time any Distribution is made in respect of any Class B Common Unit pursuant to Section 7.2 above when such Class B Common Unit is an Unvested Class B Common Unit, then the amount of such Distribution (after giving effect to Section 7.3(b) below) shall be withheld from the holder of such Unvested Class B Common Unit until the earlier to occur of (i) the time at which such Unvested Class B Common Unit becomes a Vested Class B Common Unit, whereupon the amount so withheld shall be promptly paid by the Partnership to such holder without interest and (ii) the time at which such Unvested Class B Common Unit is no longer eligible for vesting, whereupon the amount so withheld shall be distributed to the other Partners pursuant to Section 7.2 above or retained by the Partnership and held or used for any purpose, as the General Partners may direct.

(b) Any holder of any Class B Common Unit will forego distributions that would otherwise be made in respect of such Class B Common Unit from time to time pursuant to Section 7.2 above (including by reason of Section 7.3(c) below) in such amount(s) as may be required so that the aggregate amount of Distributions foregone with respect to such Class B Common Unit by reason of this Section 7.3(b) is equal to the Non-Distribution Amount for such Class B Common Unit.  No holder of any Class B Common Unit will later have the right to receive any Distribution which is foregone pursuant to this Section 7.3(b), except to the extent that any portion of such foregone Distribution may be reallocated to such holder in accordance with Section 7.3(c) below.  Distributions foregone by a holder pursuant to this Section 7.3(b) will nonetheless be deemed to have been received by such holder for purposes of Section 7.2(e).

(c)   All Distributions withheld in respect of Class B Common Units pursuant to Section 7.3(b) above will be reallocated and paid instead to the Unitholders in accordance with Section 7.2(e) or Section 7.2(f) above (subject again to being foregone pursuant to Section 7.3(b) above).

7.4           Tax Advances (a)           Subject to the restrictions of any of the Partnership's and/or its Subsidiaries' then applicable debt financing agreements, the General Partners may cause the Partnership to distribute out of cash available for distribution (net of any reserves established by the General Partners in their sole discretion for future expenditures, liabilities and other purposes) to each Unitholder cash in proportion to and to the extent of such Unitholder's Quarterly Estimated Tax Amount for the applicable calendar quarter (including for prior quarters, to the extent such distributions have not previously been paid).  Such distributions, if made, shall be made on or before each of April 12, June 12, September 12 and December 12 of the relevant quarter for estimated tax purposes.  In addition to the foregoing, the Partnership shall (to the extent not prohibited by any agreement governing or made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries, and to the extent the Partnership’s Subsidiaries are permitted under such agreements to make distributions to enable the Partnership to do so) make a special tax distribution to the Grande Holdings Investor in an amount equal to the amount of the alternative minimum tax and state tax, if any, resulting from the transactions set forth in the Recapitalization Agreement, including the transfer of assets and liabilities to the Partnership, and regardless of when such alternative minimum tax or state tax liability may arise, to the extent such amount exceeds the aggregate amount of the distributions made pursuant to this Article VII made to the Grande Holdings Investor, and such distribution shall be made no later than 10 days after requested in writing by the Grande Holdings Investor.  Any distributions described in this Section 7.4 will be made without regard for the relative priorities and amounts set forth in Section 7.2 above.  Distributions made pursuant to this Section 7.4, shall be taken into account as advances on distributions made pursuant to Section 7.2 above, and shall (to the extent not previously taken into account pursuant to this sentence) reduce the Distributions to be made in respect of the related Units under Section 7.2 above, when and as paid by the Partnership.  No Unitholder shall be liable to the Partnership for any amount distributed to it pursuant to this Section 7.4, or for any interest on such amount .

(b)           Notwithstanding any provisions of Section 7.2 above, upon a Sale of the Partnership, the Partnership shall make special distributions to each holder of Class A Common Units issued on the date of this Agreement to Persons other than the Grande Holdings Investor equal to one-half of the amount of Tax Advances previously paid in respect of the Class A Common Units held by such holder (excluding, for this purpose, any Tax Advances that were made in respect of capital gain allocated to such Unitholders); provided that all amounts distributable pursuant to this Section 7.4(b) shall not exceed five million dollars ($5,000,000) in the aggregate.  If, but for the proviso to the preceding sentence, the aggregate amount to be distributed pursuant to this Section 7.4(b) would exceed $5,000,000, then the aggregate amount to be distributed to such holders will be distributed among them pro rata, based on the amounts that would have been distributed to them pursuant to Section 7.4(b) but for such proviso.

7.5           Indemnification and Reimbursement for Payments on Behalf of a Unitholder.  Except as otherwise provided in this Agreement, if the Partnership is required by law (as determined by the Tax Matters Partner based on the advice of legal or tax counsel to the Partnership) to make any payment on behalf of a Unitholder in its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then such Unitholder (the “Indemnifying Unitholder”) will indemnify the Partnership in full for the entire amount paid, including interest, penalties and expenses associated with such payment.  At the option of the General Partners, either:

(a)  promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Unitholder will make a cash payment to the Partnership in an amount equal to the full amount to be indemnified (and the amount paid will not be added to the Indemnifying Unitholder's Capital Account or otherwise deemed to be a Capital Contribution), or

(b)  the Partnership will reduce the Distribution giving rise to such payment and/or any subsequent Distributions which would otherwise be made to the Indemnifying Unitholder until the Partnership has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed for all purposes, and such deemed distribution will reduce the Indemnifying Unitholder's Capital Account).

A Unitholder's obligation to make contributions to the Partnership under this Section 7.5 will survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 7.5, the Partnership will be treated as continuing in existence.  The Partnership may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 7.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Partnership's and its Subsidiaries' effective cost of borrowed funds.

7.6           Non-Cash Distributions.  Notwithstanding anything in this Agreement to the contrary, the Partnership shall not make any Distribution in the form of non-cash property with respect to (i) any Common Units unless all holders of Common Units entitled to receive such Distribution in accordance with Section 7.2 above receive the identical form of non-cash consideration or (ii) except in accordance with Section 10.2(c) below, any Preferred Units.  For purposes of any such distribution, the General Partners will determine the Fair Market Value of any property to be distributed in accordance with any reasonable valuation procedure.

7.7           Redemption of Series A Preferred Units.

(a)           Until such time as the Series A Preferred Units are deemed to be redeemed in accordance with Section 7.7(b) below, the Partnership shall, and the General Partners shall cause the Partnership to, declare and pay distributions, to the extent not prohibited by, or required to otherwise be applied by, any agreement governing or made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries, and to the extent the Partnership’s Subsidiaries are permitted under such agreements to make distributions to enable the Partnership to do so, (i) on not less than a quarterly basis out of the Non-Core Assets Excess Cash Flow and (ii)  from time to time out of the net cash proceeds of any sale or similar disposition of any Non-Core Assets (net of any amount that the General Partners determine in good faith is appropriate for the Partnership or any of its Subsidiaries to retain to enable it or them to satisfy indemnity obligations that have arisen or may arise and/or liabilities retained by any of them which are related to such Non-Core Assets or the disposition thereof).

(b)           With respect to any Series A Preferred Unit, such Series A Preferred Unit shall cease to be issued and outstanding and shall be deemed to have been redeemed upon the payment in full in cash of each of (i) the Unreturned Capital Value of such Series A Preferred Unit and (ii) the Unpaid Yield on such Series A Preferred Unit as of the time the Unreturned Capital Value of such Series A Preferred Unit was paid in full in cash, whereupon (A) the holder of such Series A Preferred Unit shall cease to have any right or obligation hereunder with respect to such Series A Preferred Unit and (B) the Secretary of the Partnership shall amend the Partners Schedule to reflect the redemption in full of such Series A Preferred Unit.

7.8           Adjustment Amount Liability

(a)           From time to time, the Grande Holdings Investor shall have the option, but not the obligation, to make payments to Grande Operating until the Unreimbursed Amount (as defined below) equals zero.

(b)           At the time of a Sale of the Partnership, the portion of the proceeds of such Sale of the Partnership that would otherwise have been paid to the holders of the Class A Common Units issued to the Grande Holdings Investor on the date of this Agreement, whether under this Agreement 7.2 or the Partners Agreement, will be reduced by the Unreimbursed Amount.

(c)           At any time, the “Unreimbursed Amount” means the excess of (i) the sum of the Adjustment Amount (or any portion thereof that has then been determined or invoiced or is otherwise payable or paid) and the Reimbursement Yield (as defined below) at such time over (ii) the aggregate amount theretofore paid to Grande Operating pursuant to Section 7.8(a).

(d)           At any time, the “Reimbursement Yield” means the amount accruing on a daily basis from and after the date upon which the Adjustment Amount is determined and any related appeals are resolved, or, for amounts potentially within the Adjustment Amount that the Partnership or its Subsidiaries was required to pay prior to the date at which any related appeals are resolved, from the date of such payment until the date the Adjustment Amount is determined and any related appeals are resolved, at a rate per annum equal to the Financing Rate (as defined below), on the Unreimbursed Amount as in effect from time to time; provided that, for purposes of the determining the Reimbursement Yield, the Reimbursement Yield that accrues during any calendar quarter will be deemed to be added to the Unreimbursed Amount on the last day of such calendar quarter.  For the avoidance of doubt, in calculating the Unreimbursed Amount at any time, the Reimbursement Yield will be computed through the date as of which the Unreimbursed Amount is being computed.

(e)           The “Financing Rate” means the effective cost of funds (expressed as a rate per annum) to the Partnership and its Subsidiaries of any financing obtained by the Partnership or any of its Subsidiaries, the proceeds of which are used to pay Liabilities arising out of the USAC Audit or the resolution thereof; provided that, if Grande Operating pays such amounts other than from the proceeds of any contemporaneous financing, then it will be deemed to have paid such amounts from proceeds from its highest-cost financing as of the date it paid such amounts.

7.9           Appeal of USAC Audit.  The Partnership and its Subsidiaries will appeal any adverse audit finding resulting from the USAC Audit on the issues of additional USF Liability associated with SLC charges, reseller revenues, DSL revenues and private line/special circuits revenue.  The Partnership and its Subsidiaries will appeal any such adverse finding to the FCC and to a court of competent jurisdiction to the extent the FCC sustains any such adverse finding.  The Partnership and its Subsidiaries will pay the reasonable attorneys fees and expenses of Kelley Drye & Warren LLP or such other firm(s) as the Grande Holdings Director may select from time to time and that is/are reasonably acceptable to the Partnership, up to an aggregate amount of $125,000, in order to exhaust all appeals of all adverse audit findings resulting from the USAC Audit.  Such attorneys fees and expenses will be taken into account in determining the amount described in clause (d) of the definition of the term “Adjustment Amount.”  To the extent that such fees and expenses exceed $125,000 in the aggregate and Grande Holdings pays those fees and expenses directly to the appropriate firm(s) on a timely basis, the Partnership and its Subsidiaries will continue to pursue such appeals using Kelley Drye & Warren LLP or such other firm(s) as the Grande Holdings Director may select from time to time and that is/are reasonably acceptable to the Partnership.  The Grande Holdings Director may waive compliance with any provision of this Section 7.9.

7.10           Unknown Adjustment Amount.  Notwithstanding anything to the contrary in the Recapitalization Agreement or any Ancillary Agreement (as that term is defined in the Recapitalization Agreement), upon an Approved Sale or sale pursuant to Section 3(a) of the Partners Agreement, if the Adjustment Amount has not been finally determined and any related appeal has not been resolved by the time of such sale and the acquiror in such sale requires Grande Operating or any of its Affiliates or direct or indirect equityholders to indemnify such acquiror and/or Grande Operating for any Liability in connection with the USAC Audit, the Grande Holdings Investor hereby agrees to provide such indemnification in an amount not to exceed the Grande Holdings Investor’s net cash proceeds in connection with such sale, and agrees that a portion of such proceeds in an amount sufficient to satisfy such indemnification obligation may be placed in escrow to serve as a source for payment of such indemnification obligation.

ARTICLE VIII
Allocations

8.1           Regular Allocations.  (a)  Generally.  Except as otherwise provided in Section 8.2 below, Net Profits and Net Losses (if any) for any Fiscal Year shall be allocated among the Partners in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Partner, (ii) such Partner's share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Partner's partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to such Partner or for which such Partner would be liable to the Partnership under RULPA, determined as if the Partnership were to (x) liquidate the assets of the Partnership for an amount equal to their Book Value and (y) distribute the proceeds of liquidation pursuant to Section 10.2 below; provided that clauses (x) and (y) above only apply to this Section 8.1.

(b)  Allocation for Net Profit Year.  For purposes of this Section 8.1, subject to Section 8.1(d) below, if the Partnership has Profits for a Fiscal Year or other period, then (i)  items of deduction and loss will first be allocated to Partners whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a) above, in amounts equal to the respective amounts by which such Capital Accounts are to be so reduced, and (ii) profits, net of any allocations under clause (i), will be allocated to Partners whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a) above, in the proportion that the amounts of the increases to be so effected in such Partners' respective Capital Accounts bears to the aggregate amount of the increase to be effected in all such Partners' Capital Accounts as a result of the allocations under Section 8.1(a) above.

(c)  Allocation for Net Loss Year.  For purposes of this Section 8.1, subject to Section 8.1(d), if the Partnership has Losses for a Fiscal Year or other period, then (i) items of income and gain will first be allocated to Partners whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a), in amounts equal to the respective amounts by which such Capital Accounts are to be so increased, and (ii) losses, net of any allocations under clause (i), will be allocated to Partners whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a), in the proportion that the amounts of the reductions to be effected in such Partners' respective Capital Accounts bears to the aggregate amount of the reduction to be so effected in all such Partners' Capital Accounts as a result of the allocations under Section 8.1(a) above.

(d)  Negative Capital Account Balances.  If all items of profit for a Fiscal Year or other period have been allocated in accordance with Section 8.1(a) and there remain items of loss to be allocated, then such items of loss will be allocated to the Partners pro rata according to the number of Units held by each of them.  If, prior to making any allocation of items of profit or loss for any Fiscal Year or other period, any Partner has a negative Capital Account balance, then items of profit will be allocated to all such Partners, pro rata according to the amounts by which their respective Capital Account balances are less then zero, until no Partner has a negative Capital Account balance.

(e)  General.  The Unitholders intend that allocations hereunder affecting Capital Accounts shall be made such that liquidation distributions made under Section 10.2(b)(iii) below shall be the same as if made in accordance with positive Capital Account balances.

8.2           Regulatory and Special Allocations.  Notwithstanding the provisions of Section 8.1:

(a) If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Unitholder shall be specially allocated profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Unitholder's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Unitholder Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Unitholder Minimum Gain during any Taxable Year, each Unitholder that has a share of such Unitholder Minimum Gain shall be specially allocated profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Unitholder's share of the net decrease in Unitholder Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)  In the event any Unitholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), profits shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)  The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Unitholders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to such Unitholder if the Regulatory Allocations had not occurred.

8.3           Curative Allocations.  If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Unitholders' economic interests in the Partnership (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the General Partners may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Unitholder that would be affected thereby (which consent no such Unitholder may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Unitholder, including the amounts to be distributed upon the complete liquidation of the Partnership.

8.4           Tax Allocations.

(a)  All income, gains, losses, deductions and credits of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership's subsequent income, gains, losses, deductions and credits shall be allocated among the Unitholders for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)   Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Unitholders in accordance with Code Section 704(c) and the remedial method of Treasury Regulation Section 1.704-3(d), or such other method elected by the Tax Matters Partner and approved by Grande Holdings Investor, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c)   If the Book Value of any Partnership property is adjusted pursuant to clause (b) of the definition of “Book Value,” subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)  Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the General Partners taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)   Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder's Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX
Elections and Reports

9.1           Generally.  The Partnership will keep appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3 or pursuant to applicable laws.  The Unitholders (subject to reasonable confidentiality requirements that the General Partners may impose) shall have such right to request and receive such information concerning the Partnership and its affairs as the Partnership is required by RULPA to provide.

9.2           Reports.  The Partnership will use reasonable efforts to deliver or cause to be delivered, by March 1 (and, in any event, will deliver not later than May 31) of each year, to each Person who was a Unitholder at any time during the previous Taxable Year, all information necessary for the preparation of such Person's United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Partnership being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person's share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any distributions made to or for the account of such Person.  Upon the written request of any such Person, the Partnership will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns which must be filed by such Person.

9.3           Tax Elections.  The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code.  Each Unitholder will upon request supply the information necessary to give proper effect to any such election.  Notwithstanding the foregoing, the Unitholders intend that the Partnership be treated as a partnership for federal, state and local income tax purposes, and the Partnership and each Unitholder shall file all tax returns on the basis consistent therewith.

9.4           Tax Controversies.  ABRY VI is designated the “Tax Matters Partner” (as defined in Code Section 6231) for the Partnership, and is authorized to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith; provided that the Tax Matters Partner may be replaced by action of the General Partners.  Each Unitholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.  Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Unitholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.  Any deficiency for taxes imposed on any Unitholder (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Unitholder, and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Unitholder as provided in Section 7.5 hereof.  The Partnership shall reimburse the Tax Matters Partner for any and all reasonable expenses (including legal and accounting fees) incurred by the Tax Matters Partner in connection with the fulfillment of its duties under this Section 9.4.  This provision is not intended to authorize the Tax Matters Partner to take any action left to the determination of a partner under Sections 6222 through 6231 of the Code.

9.5           Combined Reporting for Texas Franchise Tax Purposes.

(a)  General Partner’s Authority to File Combined Report.  If, for any tax period, the Partnership (1) is part of a combined group for Texas franchise tax purposes (the “Combined Group”), and (2) is required or permitted to join in the filing of a combined report for Texas franchise tax purposes for such period, the General Partner is authorized to file on behalf of the Partnership any consents, elections, and other documents and take such other action as may be necessary or appropriate to file such a combined report.  (For purposes of this Section 9.5, any period for which the Partnership is included in a combined report for Texas franchise tax purposes is hereinafter referred to as a “Combined Report Year”.)

(b)  Liability to Other Combined Group Members for Partnership Combined Report Years.   If the Partnership is included in a Combined Group for a  Combined Report Year, the Partnership shall be responsible for paying and shall indemnify any other members of the Combined Group (other than the Partnership’s Subsidiaries) for any Texas franchise taxes for which the Partnership would have been liable for that year, computed as though the Partnership had filed a separate franchise tax return for such Partnership Combined Report Year (such amount, the “Separate Return Tax”).  To the extent another member of the Combined Group  (other than the Partnership’s Subsidiaries) pays the Partnership’s Separate Return Tax for any Combined Report Year (such member, the “Paying Member”), the General Partner is authorized to cause the Partnership to reimburse such paying member for such tax.

(c)  Interim Estimated Payments.   If the Combined Group is required to make estimated franchise tax payments during a Combined Report Year, the Partnership shall reimburse the Paying Member, if any, for the portion of the estimated tax payments that are attributable to the inclusion of the Partnership in the Combined Group (calculated in accordance with the principles set forth in Section 9.5(b).  Any such reimbursed amounts so paid in any year shall operate to reduce the Separate Return Tax obligation of the Partnership pursuant to Section 9.5(b).  The Partnership shall request a refund from the Paying Member in the event the total estimated tax payments for a Combined Report Year exceed the Separate Return Tax for such year.

(d)  Tax Adjustments.   In the event of any adjustment to the tax returns of the members of the Combined Group as filed (by reason of an amended return, claim for refund, or an audit by the Office of the Texas Comptroller (the “Comptroller”)), the liability of the members of the Combined Group under Section 9.5(b) shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and members of the Combined Group shall satisfy any underpayments or overpayments within the Combined Group within 30 days after any deficiency payments are made to the Comptroller or refunds are received from the Comptroller, or, in the case of contested proceedings, within 30 days after a final determination of the contest.

(e)  Partnership Subsidiaries.   All Subsidiaries of the Partnership shall be subject to this Section 9.5. If at any time the Partnership acquires or creates one or more taxable entities that are includable as members of the Combined Group, they shall be subject to this Section 9.5 and all references to the Partnership herein shall thereafter be interpreted to refer to the Partnership and such subsidiaries as a group.

(f)  Intent and Interpretation.   The intent of this Section 9.5 is that the Partnership should make the Paying Member whole, without more, by reimbursing the Paying Member only to the extent of the Partnership’s Separate Return Tax.  Any ambiguity in the interpretation hereof shall be resolved, with a view to effectuating such intent, in favor of the Paying Member.

(g)  Prohibitions on Payment.  Notwithstanding the other provisions of this Section 9.5, neither the Partnership nor any Subsidiary will be required to make any payment pursuant to this Section 9.5 at a time when any agreement made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries prohibits it from making such payment or prohibits its Subsidiaries from making Distributions to the Partnership to enable it to make such payment.

ARTICLE X
Dissolution and Liquidation

10.1         Dissolution.  The Partnership shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a)  The sale or other disposition by the Partnership of all or substantially all of the assets it then owns;

(b)  Upon the election to dissolve the Partnership by action of the General Partners; or

(c)  The entry of a decree of judicial dissolution under Sec. 18-802 of RULPA; provided that, notwithstanding anything contained herein to the contrary, no Partner shall make an application for the dissolution of the Partnership pursuant to Sec. 18-802 of RULPA without the approval of the General Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2         Liquidation.

(a)           Liquidator.  Upon dissolution of the Partnership, the General Partners will appoint a Person to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2.  The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the General Partners.  Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator.  The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2.  The Liquidator will receive as compensation for its services as follows: (1) no additional compensation, if the Liquidator is an employee of the Partnership or any of its Subsidiaries, or (2) if the Liquidator is not such an employee, such compensation as the General Partners may approve, plus, in either case, reimbursement of the Liquidator's out-of-pocket expenses in performing its duties.

(b)           Liquidating Actions.  The Liquidator will liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)             First, to the payment of the Partnership's debts and obligations to its creditors (including any Unitholders who are creditors), including sales commissions and other expenses incident to any sale of the assets of the Partnership, in order of the priority provided by law.

(ii)           Second, to the establishment of and additions to such reserves as the General Partners deem reasonably necessary or appropriate.

(iii)           Third, to the Unitholders, in accordance with Section 7.2 hereof.

The reserves established pursuant to clause (ii) above will be deposited by the Liquidator with a bank or other financial institution, to be used for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partners deem advisable, such reserves will be distributed to the Unitholders in accordance with Section 7.2 hereof.  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Unitholder immediately prior to the distribution of the Partnership's assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Unitholder pursuant to this Section 10.2(b).  The Partnership is authorized to make appropriate adjustments in the allocation of Profits and Losses as necessary to cause the amount of each Unitholder's Capital Account immediately prior to the distribution of the Partnership's assets pursuant to this Section 10.2(b) to equal the amount distributable to such Unitholder pursuant to this Section 10.2(b).

(c) Distribution in Kind.  Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 10.2(b) above, if upon dissolution of the Partnership the General Partners determine that an immediate sale of part or all of the Partnership's assets would be impractical or could cause undue loss to the Unitholders, the General Partners may, in their sole discretion, defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, in its absolute discretion, distribute to the Unitholders, in lieu of cash, as tenants in common or otherwise, as the General Partners may elect, and in accordance with the provisions of Section 10.2(b) above, such Partnership assets as the Liquidator deems not suitable for liquidation or undivided interests therein.  Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time.  For purposes of any such distribution, the General Partners will determine the Fair Market Value of any property to be distributed in accordance with any reasonable valuation procedure.

(d) Reasonable Time for Winding Up.  A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2(b) above in order to minimize any losses otherwise attendant upon such winding up.  Distributions upon liquidation of the Partnership (or any Unitholder's interest in the Partnership) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination.  Upon completion of the distribution of the assets of the Partnership as provided in Section 10.2(b) or 10.2(c) hereof, the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Partnership as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

10.3         Return of Distributions.

(a)  Prior to or following the dissolution of the Partnership, if the Partnership (or a General Partner, on its behalf) is required to pay any Liability at a time when the Partnership does not have access to sufficient funds to satisfy such Liability and any General Partner is required by law to provide funds to satisfy such Liabilities, the General Partners may recall Distributions previously made or deemed to have been made pursuant to Section 7.2 pro rata from the Partners based on (but only to the extent of) such Distributions previously made to them and not recalled pursuant to this Section 10.3, in an aggregate amount up to the amount of such Liability.  Any such recalled amounts shall be funded by the Partners within 10 days after the date of any written request therefor by the General Partners.  In no event shall any Partner be required to contribute amounts pursuant to this Section 10.3 that in the aggregate exceed aggregate amount of Distributions previously made or deemed to have made to such Partner pursuant to Section 7.2 net of any amounts previously returned by such Partner to the Partnership pursuant to this Section 10.3.

(b)  For purposes of this Section 10.3, “Liability” means any liability or obligation that the Partnership would be required by this Agreement or otherwise to pay if it had adequate funds, including (i) the expenses of investigating, defending or handling any pending or threatened litigation or claim arising out of the Partnership’s activities, investments or business, (ii) the amount of any judgment or settlement arising out of such litigation or claim, and (iii) the Partnership’s obligation to indemnify any Partner or other Person pursuant to Section 3.5 or otherwise.

(c) Any amounts contributed by a Partner pursuant to Section 10.3(a) shall be credited to such Partner’s Capital Account but shall not constitute a Capital Contribution hereunder. For purposes of Sections 7.2 and 10.2, without duplication, such contributions by a Partner shall be treated as reductions of the applicable distribution amounts received by such Partner. Any debit pursuant to Section 6.1 on account of a Liability shall be allocated to the Partners’ Capital Accounts after crediting the contributions required by this Section 10.3 to the Partners’ Capital Accounts.

(d)  A Partner’s obligation to make contributions to the Partnership under this Section 10.3 shall survive the dissolution, liquidation, winding up and termination of the Partnership, subject to any limitations on survival expressed elsewhere in this Section 10.3, and for purposes of this Section 10.3, the Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 10.3, including instituting a lawsuit to collect any contribution with interest from the date such contribution was required to be paid under this Section 10.3 calculated at ten percent (10%) per annum (but not in excess of the highest rate per annum permitted by applicable law).

(e) The rights and remedies contained in this Section 10.3 shall be exercisable only by the General Partners for the benefit of the Partnership and the General Partners, and nothing in this Section 10.3 is intended to or shall provide any Person that is not a party hereto with any rights or remedies with respect to or under this Agreement.

ARTICLE XI
Transfer of Units

11.1         Restrictions.  Each Partner acknowledges and agrees that such Partner shall not Transfer any Unit except in accordance with the provisions of this Article XI and, if applicable, the Partners Agreement.  Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Partnership will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit or Option for any purpose.

11.2         General Restrictions on Transfer.

(a)  Notwithstanding anything to the contrary in this Agreement, no transferee of any Unit received pursuant to a Transfer (but excluding transferees that were Partners immediately prior to such a Transfer, who shall automatically become a Partner with respect to any additional Units they so acquire) shall become a Partner in respect of or be deemed to have any ownership rights in the Unit so Transferred unless the purported transferee is admitted as a Partner as set forth in Section 11.3(a) below.

(b)  Following a Transfer of any Unit that is permitted under this Article XI and the Partners Agreement, the transferee of such Unit shall succeed to the Capital Account associated with such Unit and shall receive allocations and distributions under Articles VI, VII, VIII and X hereof in respect of such Unit(s).  Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c)  Any Partner who Transfers all of his, her or its Units in accordance with this Agreement and, if applicable, the Partners Agreement (i) shall cease to be a Partner upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Partner of the Partnership.

11.3         Procedures for Transfer.  Subject in all events to the general restrictions on Transfers contained in Sections 11.1, 11.2 and 11.5 hereof and any applicable restrictions in the Partners Agreement, a Partner may Transfer all or any part of his or its Units in accordance with this Section 11.3.

(a)  No transferee of any Unit may be admitted as a Partner of the Partnership until such time as such transferee has executed and delivered to the Secretary of the Partnership a written undertaken to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Partners Schedule by the Secretary of the Partnership and the satisfaction of any other applicable conditions set forth in Section 11.3(b) below, such prospective transferee shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership and thereupon the Partnership shall reissue the applicable Units in the name of such prospective transferee.  The provisions of this Section 11.3(a) shall not apply with respect to the Transfer of any Unit to a transferee that is a Partner immediately prior to such Transfer.

(b)  Unless waived by the Partnership, no Partner may Transfer any Restricted Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Partnership an opinion of counsel reasonably acceptable in form and substance to the Partnership (which counsel will be reasonably acceptable to the Partnership) that registration under the Securities Act is not required in connection with such Transfer.  If such opinion of counsel reasonably acceptable in form and substance to the Partnership further states that no subsequent Transfer of such Restricted Securities will require registration under the Securities Act, the Partnership will promptly upon such Transfer deliver new certificates, to the extent Units are certificated, for such securities which do not bear the Securities Act legend set forth in Section 11.4(b) below.  The General Partners may waive this requirement of this Section 11.3(b) to obtain a legal opinion.

11.4         Legend.

(a)  The certificates, if any, representing the Units will bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE ISSUER (THE “COMPANY”), AS IN EFFECT FROM TIME TO TIME.  A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A PARTNERS AGREEMENT DATED AS OF DATE HEREOF, AMONG THE PARTNERSHIP AND CERTAIN OF THE PARTNERSHIP'S PARTNERS, AS IN EFFECT FROM TIME TO TIME. A COPY OF SUCH AGREEMENT OF LIMITED PARTNERSHIP AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)  Each certificate or instrument, if any, evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Upon the request of any holder of Restricted Securities, the Partnership shall remove the Securities Act legend set forth above from the certificates for such Restricted Securities if such Restricted Securities are eligible for sale pursuant to Rule 144(b)(1) (or any similar rule or rules then in effect) under the Securities Act.

11.5         Limitations.

(a)  Notwithstanding anything to the contrary in this Agreement, no Unit or Option may be Transferred or issued by the Partnership if such Transfer or issuance would require the Partnership to register under the Investment Company Act of 1940, as amended from time to time.

(b) In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Partnership (within the meaning of Treasury Regulation Section 1.7704-1(d)) and the Partnership shall not issue any Units if and to the extent that such Transfer or issuance would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(c)  Notwithstanding anything to the contrary in this Agreement, no Unit or Option may be Transferred and the Partnership may not issue any Unit or Option unless (i) such Transfer or issuance, as the case may be, shall not affect the Partnership's existence or qualification as a limited liability company under RULPA, (ii) such Transfer or issuance, as the case may be, shall not cause the Partnership to be classified as other than a partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Partnership under Code Section 708, unless the General Partners determine that any such termination will not have a material adverse impact on the Partners and (iv) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Partnership or its Partners.

ARTICLE XII
Miscellaneous Provisions

12.1         Notices .  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to each Partner at the address set forth for such Partner in the Partners Agreement (including any joinder thereto) as then in effect and to the Partnership at the address set forth below:

Grande Investment, L.P.
c/o ABRY Partners VI, L.P.
111 Huntington Avenue
30th Floor
Boston, MA  02199
Facsimile:    617-859-8797
Attention:    Jay Grossman

A copy of notices to the Partnership (which will not constitute notice to the Partnership) shall be sent to:

Kirkland & Ellis LLP
Citigroup Center
601 Lexington Avenue
New York, NY  10022
Facsimile:    212-446-4900
Attention:    John L. Kuehn, Esq.

or to such other address or to the attention of such Person as the recipient party has specified by prior written notice to the sending party.

12.2         Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied.

12.3         Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.  Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

12.4         Amendment and Waiver.  No modification, amendment or waiver of any provision of the Certificate or this Agreement, whether by merger, consolidation or otherwise, shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by the General Partners; provided that any such modification, amendment or waiver that (a) adversely affects the rights hereunder of any of the Partners when compared with its effect on similarly situated Partners will require the prior written approval of a majority-in-interest of such adversely affected Partners; (b) adversely affects the rights hereunder of Partners holding any class of Units or other Equity Securities when compared with its effect on Partners holding any other class or classes of Units or other Equity Securities will require the prior written approval of a majority-in-interest of such adversely affected Partners, provided that this clause (b) does not require the approval of the holders of Class B Common Units for the creation of any new class or new rights or the amendment of the terms of any other class; and (c) amends the provisions of this Section 12.4 or lowers the threshold required by this Agreement for obtaining any vote or consent of any Unitholder or Unitholders hereunder, will require the prior written approval of the Unitholder or Unitholders whose right to give such approval would be affected thereby.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

12.5           Binding Effect.  Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

12.6           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Partnership and the Partner who executed the same, but all of such counterparts shall constitute the same agreement.

12.7           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.8           Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The Partners agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.9           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10        No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11       Entire Agreement.  Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Related Agreements) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way (including the Existing Agreement).  This Agreement shall be deemed effective on the date hereof upon the execution hereof.

12.12       Parties in Interest.  Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Partnership.

12.13       Inconsistent Provisions of the Partners Agreement.  In the event that, at any time, any provision of this Agreement is inconsistent with the requirements of any provision of the Partners Agreement, the terms of the Partners Agreement shall supersede and prevail over the provisions of this Agreement, and the Partners shall take such action as may be necessary to amend any such provision in this Agreement to conform with such requirements of the Partners Agreement.

12.14       Submission to Jurisdiction.  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR SUCH PARTY IN SECTION 12.1 AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED AS PROVIDED IN SECTION 12.1.

12.15       Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANDE INVESTMENT L.P.

By:	Grande Manager, LLC,
Its General Partner

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

GRANDE MANAGER LLC

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

ABRY PARTNERS VI, L.P.

By:	ABRY VI Capital Partners, L.P.,
Its General Partner

By:	ABRY VI Capital Investors, LLC,
Its General Partner

By:	/s/ Jay M. Grossman
Name:	Jay M. Grossman
Title:	Authorized Signatory

[Signature Page to Amended and Restated Agreement of Limited Partnership Agreement of Grande Investment L.P.]

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC,
Its General Partner

By:	/s/ Jay M. Grossman
Name:	Jay M. Grossman
Title:	Authorized Signatory

[Signature Page to Amended and Restated Agreement of Limited Partnership Agreement of Grande Investment L.P.]

RIO GP, LLC

By:	Grande Communications Holdings, Inc.
Its Manager

By:	/s/ Michael L. Wilfley
Name:	Michael L. Wilfley
Title:	Chief Financial Officer

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Michael L. Wilfley
Name:	Michael L. Wilfley
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Agreement of Limited Partnership Agreement of Grande Investment L.P.]